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                                                                    EXHIBIT 10.1

                                  LANCE, INC.

              2004 ANNUAL PERFORMANCE INCENTIVE PLAN FOR OFFICERS

Purposes and      The primary purposes of the 2004 Annual Performance Incentive
Introduction      Plan for Officers are to:

                  - Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Lance's stated business strategy.

                  - Emphasize link between participants' performance and rewards for meeting predetermined, specific goals.

                  - Focus participant's attention on operational effectiveness from both an earnings and an investment perspective.

                  - Promote the performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards because more pay is "at risk."

                  For 2004, participants will be eligible to earn incentive awards based on Corporate Return on Capital Employed (ROCE), Divisional Return on Net Assets (RONA) and individual performance objectives against specific goals as described below.

                  -     ROCE is calculated as follows:

                             Net Income + Interest Expense x (1 - Tax Rate)
                             ----------------------------------------------
                                     Average Equity + Average Debt

                  -     RONA is calculated as follows:

                                    Operating Profit x (1 - Tax Rate)
                        --------------------------------------------------------
                        Average Operating Assets - Average Operating Liabilities

                  Tax Rate shall be the actual income tax rate for ROCE and will be the income tax rate in the operating plan for the applicable operating unit for RONA.

                  To achieve the maximum motivational impact, plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2004 Plan is approved by the Compensation Committee of the Board of Directors.

                  Each participant will be assigned a Target Incentive, stated as a percent of

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                  Base Salary. The Target Incentive Award, or a greater or
                  lesser amount, will be earned at the end of the plan year based on the attainment of predetermined goals.

                  Base Salary shall be the annual rate of base compensation for the Plan Year which is set no later than April of such Plan Year.

                  Following year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year         The period over which performance will be measured is the
                  Company's fiscal year.

Eligibility and   Eligibility in the Plan is limited to Officers of Lance who
Participation     are key to Lance's success. The Compensation Committee of the
                  Board of Directors will review and approve participants nominated by the President and Chief Executive Officer.
                  Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

                  Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates. Attachment A includes the list of 2004 participants approved by the Compensation Committee at its April 22, 2004 meeting.

Target Incentive  Each participant will be assigned a Target Incentive
Awards            expressed as a percentage of his or her Base Salary.
                  Participants may be assigned Target Incentives by position by salary level or based on other factors as determined by the Compensation Committee.

                  Target Incentives will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Incentive shall be revised as appropriate.

                  Attachment A lists the Target Incentive and applicable performance measure for each participant for the 2004 Plan Year. These Target Incentives will be reviewed and adjusted annually by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant's Target Incentive by the appropriate percentage (based on financial and individual performance for the year, as described below).

                                       2
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Performance       The 2004 financial performance measures for the Company as a
Measures and      whole and the operating units are shown below. Specific goals
Award Funding     and related payouts are also shown below.

                  Each operating unit will fund its own awards.

                                         Minimum     Target         Maximum
                                         -------    --------       ---------
                  Lance, Inc. (ROCE)          *%          *%              *%
                  Lance Co. (RONA)            *%          *%              *%
                  Vista/Tamming (RONA)        *%          *%              *%
                  Award Level Funded         50%        100%            200%

                  [*Targets not required to be disclosed.]

                  Percent of payout will be determined on a straight line basis between minimum and maximum. There will be no payouts unless the minimum applicable performance measure is reached and there will be no payouts if the Company as a whole does not reach the minimum applicable performance measure.

                  The performance measures, specific numerical goals and the role of individual performance in determining final payouts will be communicated to each participant at the beginning of the year. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company's audited financial statements for 2004 and determined the performance level achieved.

                  Minimum, Target and Maximum levels will be defined at the beginning of each year for each performance measure.

                  The following definitions for the terms Maximum, Target and Minimum should help set the goals for each year, as well as evaluate the payouts:

                  -     Maximum: Excellent; deserves an above-market bonus

                  - Target: Normal or expected performance; deserves market level bonus

                  - Minimum: Lowest level of performance deserving payment above base salary; deserves below market bonus

                  - Below minimum: Deserves no additional pay beyond base salary

                                       3
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Individual        Each Officer will receive 100% of his or her Target
Performance       Incentive Award based on his or her applicable performance measure except for those participants listed on Attachment B, who will receive 75% to 90% of his or her Target Incentive
                  Award based on his or her applicable performance measure and the remainder based on his or her individual performance objective listed on Attachment B.

Form and          Final award payments will be made in cash as soon as
Timing of         practicable after award amounts are of approved by the
Payments          Compensation Committee of the Board of Directors. All awards will be rounded to the nearest $100.

Change in Status  An employee hired into an eligible position during the year may participate in the Plan for the balance of the year on a pro rata basis.

Certain           In the event a participant voluntarily terminates
Terminations of   employment or is terminated involuntarily before the end of
Employment        the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual Employment performance will be based on performance prior to the termination of employment.

Change In         In the event of a Change in Control, pro rata payouts
Control           will be made at the greater of (1) Target or (2) actual
                  results for the year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

                  For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A.Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding       The Company shall withhold from award payments any Federal, foreign, state or local income or other taxes required to be withheld.

Communications    Progress reports should be made to participants quarterly
                  showing the year-to-date performance results and the percentage of Target Incentives that would be earned if results remain at that level for the entire year.

                                       4
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Executive         Notwithstanding any provisions to the contrary above,
Officers participation, Target Incentive Awards and prorations for executive officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Governance        The Compensation Committee of the Board of Directors of Lance,
                  Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures, performance objectives and final award determination. The
                  Committee retains the discretion to adjust any award that is determined to be inappropriate due to anomalies in the application of a performance measure. The decisions of the Committee shall be conclusive and binding on all participants.

                                       5
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                                  ATTACHMENT A

                                                              Performance            Award            Target
      Name                          Title                       Measure            Percentage       Incentive
     ------                        -------                   -------------         -----------      ----------
P. A. Stroup, III            President and Chief             Lance, Inc.                *%               $*
                             Executive Officer               ROCE

H. D. Fields                 Vice President and              Vista/Tamming              *%               $*
                             President, Vista                RONA
                             Bakery, Inc.

L. R. Gragnani, Jr.          Vice President                  Lance, Inc.                *%               $*
                             - Information                   ROCE
                             Technology/CIO

E. D. Leake                  Vice President                  Lance, Inc.                *%               $*
                             - Human Resources               ROCE

B. C. Preslar                Vice President                  Lance, Inc.                *%               $*
                             - Finance and Chief             ROCE
                             Financial Officer

F. I. Lewis                  Vice President                  Lance Co.                  *%               $*
                             - Sales                         RONA

D. R. Perzinski              Treasurer                       Lance, Inc.                *%               $*
                                                             ROCE

M. E. Wicklund               Controller and                  Lance, Inc.                *%               $*
                             Assistant Secretary             ROCE

[*Award targets omitted for participants as targets not required to be disclosed.]

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                                  ATTACHMENT B

                                                                               Individual
                                                         Individual           Performance
                                                        Performance            Objective
      Name                      Title                    Objective             Percentage
      ----                      -----                   -----------           -----------
P. A. Stroup, III          President and Chief          Lance, Inc.                *%
                           Executive Officer               Safety

H. D. Fields               Vice President and          Vista/Tamming               *%
                           President, Vista                Safety
                           Bakery, Inc.

E. D. Leake                Vice President               Lance, Inc.                *%
                           - Human Resources               Safety

F. I. Lewis                Vice President               Direct Store               *%
                           - Sales                     Delivery Sales

[*Objective percentage omitted for participants as targets not required to be disclosed.]